Exhibit 99.1

INTERACTIVE BRAND DEVELOPMENT, INC. (AMEX: IBD)

REPORTS RECENT MATERIAL DEVELOPMENTS

•  IBD to complete acquisition of Internet Billing Company, LLC today

•  IBD receives notices of default and redemption from holder of Series F Preferred Stock

•  Bell/Staton Exercises Option to Purchase 5.4% of Penthouse Media Group stock held by IBD

•  IBD files notice of appeal of Amex Staff determination to delist IBD common stock

DEERFIELD BEACH, Fla.--(BUSINESS WIRE)--Jan. 21, 2005--Interactive Brand Development, Inc. (AMEX:IBD - News) announced today that, on January 18, 2005, IBD advised the American Stock Exchange (“AMEX”) that IBD was unable to obtain all of the investor consents necessary to terminate the acquisition of Interactive Billing Company LLC (“iBill”) or to extend the previously set deadline for closing the iBill acquisition beyond January 21, 2005. IBD also advised the AMEX that IBD’s Board of Directors, for the reasons set forth below, had authorized IBD to proceed with completing the iBill acquisition. On January 18, 2005, the AMEX halted trading of IBD common stock pending disclosure by the Company relating to the iBill acquisition. Reference is made to IBD’s Current Report on Form 8-K filed today with the United States Securities and Exchange Commission (“SEC”) disclosing the developments announced in this press release.

IBD had announced previously that it intended to terminate the iBill acquisition, subject to execution of definitive documentation and the consent of certain investors. Specifically, on December 15, 2004, IBD announced that it had agreed in principle to terminate the iBill acquisition because of its desire to retain its AMEX listing and certain recent adverse developments in the iBill business. Events subsequent to the December announcement have caused the Board of Directors of IBD to reconsider its prior decision and approve consummation of the iBill acquisition. As IBD previously disclosed, there were two principal reasons for the initial decision by IBD’s Board of Directors in early December 2004 to terminate the contemplated iBill acquisition. One principal reason was IBD’s previous disclosure, in its Form 8-K dated December 6, 2004, of “certain recent adverse developments in the iBill business” between October 2004 and early December 2004. Those adverse events resulted primarily from the termination of iBill’s transaction processing agreement with First Data Corporation (“First Data”) and the withholding by First Data of certain monies owed to iBill. The termination of the transaction processing agreement with First Data resulted in the loss of all United States transaction processing by iBill of VISA credit card transactions, which represented the majority of the iBill revenues. The other principal reason was the Company believed that termination of the iBill acquisition would enable the Company to remain listed on the AMEX.

PHSL had informed IBD that, on or about December 16, 2004, iBill met with VISA USA in connection with certain new domestic processing systems being marketed by iBill that were designed to replace processing capabilities lost in September 2004 in connection with the expiration of the First Data contract. iBill was informed by VISA USA that the new process that iBill was marketing for third-parties was compliant with VISA USA by-laws, as a result of which iBill has resumed processing VISA USA credit card transactions. In addition, on December 31, 2004, iBill obtained a line of credit for $2.0 million from International Investment Group (“IIG”), a non-affiliated lender to improve its liquidity. Further, and as represented to IBD by Penthouse International, Inc. (“PHSL”) (the parent corporation of iBill) in January 2005, iBill and First Data reached preliminary agreement, subject to definitive documentation and general releases, to settle disputes related to deposits held by First Data. The parties have exchanged drafts of a settlement agreement and are negotiating the amount of compensation that iBill will receive.

An additional factor considered by the Board of Directors was the potential liability to IBD for terminating the iBill acquisition. As noted above, the termination and settlement was subject to the execution of a definitive settlement and termination agreement between the parties, and obtaining the consent of the holders of securities issued in connection with the acquisition of an interest in Penthouse Media Group, Inc. (“PMG”). As part of the contemplated termination of the iBill acquisition, IBD proposed to issue to PHSL shares of IBD’s Series D preferred stock, convertible into IBD common stock, subject to shareholder and AMEX approval, and pay to PHSL an additional $1.0 million by 2009. The preferred stock issuance and payment was contemplated in consideration of certain subordinated liens and security interests granted to holder of IBD’s 10% Notes and Series E preferred stock, which facilitated IBD’s ability to complete its previously disclosed private placement and related purchase of a 39.3% minority equity interest in PMG. In connection with the proposed termination and settlement, PHSL and Media Billing also agreed to forgive $500,000 of indebtedness owed by IBD to Media Billing, a PHSL subsidiary.

As of the date hereof, IBD has not obtained the consents that would be required for IBD to effect the proposed termination agreement with PHSL. Further, IBD believes that it cannot obtain the consents required to effect the proposed termination agreement with PHSL because, among other things, Castlerigg Master Investments, Ltd. (“Castlerigg”), as a holder of IBD’s Series F preferred stock, expressly refused to provide such consent. Moreover, Castlerigg issued a notice of default to IBD related to the terms of IBD’s Series F convertible redeemable preferred stock owned by Castlerigg. The Form 8-K filed this date discusses the notice by Castlerigg and explains why IBD believes that the basis for Castlerigg’s contention that a default occurred is without merit. Additionally, as of the date hereof, IBD has sought, but has not been able to obtain an extension of the closing of the iBill acquisition from the holders of its outstanding 10% Notes, Series E convertible preferred stock, Series F convertible preferred stock and Series G convertible preferred stock.

If IBD fails to close the iBill acquisition today, IBD will be in material breach of covenants set forth in the Subscription Agreements, 10% Notes and Certificates of Designations relating to its Series E preferred stock and Series F preferred stock entered into in connection with the October 19, 2004 private placements. The consequences to IBD of failing to close the iBill acquisition on or before January 21, 2005 include that holders of IBD’s Series F preferred stock and holders of IBD’s 10% notes due 2009 may foreclose on IBD’s interest in PMG and take possession of the collateral, and could foreclose on the assets of iBill. Also, failure to close the iBill acquisition could result in IBD being obligated to pay up to $16.45 million to investors in IBD’s 10% notes due 2009, Series E preferred stock and Series F preferred stock. However, by closing the iBill acquisition pursuant to the terms of the iBill Security Purchase Agreement, as amended, IBD believes that it will be in compliance with its contractual covenants to such investors and will not be obligated to issue the Series D preferred stock or make a payment to PHSL under the terms of the previously proposed settlement and termination agreement with PHSL.

Based on recent developments regarding iBill that IBD perceives as positive and potentially favorable to the business of iBill and the potentially negative consequences to IBD (as described above and more fully in IBD’s Form 8-K filed today) resulting from defaults to holders of its convertible securities if the iBill acquisition is not consummated today, the Board of Directors of IBD has determined it to be in the best interests of IBD and its shareholders to consummate the iBill acquisition. IBD intends to confirm these developments about iBill prior to closing the iBill acquisition. IBD acknowledges that consummation of the iBill acquisition without AMEX approval or stockholder approval could constitute a violation of the AMEX listing agreement. As of this date, IBD has not obtained AMEX listing approval or stockholder approval of the iBill acquisition and the shares to be issued in connection with the iBill Acquisition.

In IBD’s Form 8-K filed today, IBD also disclosed that on December 31, 2004, a $2 million promissory note issued by IBD in favor of affiliates of Marc H. Bell and Daniel Staton (“Bell/Staton Group”) matured. The note was not paid. The note was secured by shares of PMG owned by IBD as a result of IBD’s October 2004 purchase of 39.3% of PMG from the Bell/Staton Group. The Bell/Staton Group, as holder of the note, exercised the option to purchase the stock for $1.00 per PMG share and the Bell/Staton Group delivered the aggregate exercise price of $48,500 to IBD. As a result, IBD now owns 347,000 shares of PMG representing approximately 34.7% of PMG. As a result of the option being exercised, IBD is no longer liable to the Bell/Staton Group for the $2 million note, there is no continuing liability, and no additional shares serve as collateral to the Bell/Staton Group.

IBD also provides in the Form 8-K clarifying information about IBD’s previously disclosed and reported intent to acquire XTV Investments, LLC and its majority owned subsidiary XTV, Inc. IBD reiterates that consummation of the Company’s proposed acquisition of the equity of XTV Investments is subject to certain conditions, including execution of definitive agreements, the Company’s receipt of a fairness opinion from an independent investment banker and the approval of the holders of a majority of the Company’s outstanding common stock. IBD cannot provide assurances that IBD will be able to raise the cash to effect the proposed XTV transaction, that the Company will receive a fairness opinion from an independent investment banker or obtain the approval of the holders of a majority of IBD’s outstanding common stock as required by AMEX rules.

Last, IBD included information in its Form 8-K clarifying its prior characterization of IBD’s understanding of the basis for delisting notice received from the AMEX and that IBD has filed with the AMEX its notice of appeal. As previously disclosed, there are no assurances that the Company’s appeal will be successful or that the AMEX will permit the Company’s stock to resume trading prior to a decision from the AMEX Listings Qualifications Panel.

For further information concerning IBD and the matters discussed in this press release, see IBD’s current and periodic reports filed with the SEC.

This release contains statements relating to future results of the Company that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of various risks and uncertainties.

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